Schedule A

LIST OF PORTFOLIOS

SPDR SSGA Multi-Asset Real Return ETF

SPDR SSGA Income Allocation ETF

SPDR SSGA Global Allocation ETF

SPDR Blackstone Senior Loan ETF

SPDR SSGA Ultra Short Term Bond ETF

SPDR DoubleLine Total Return Tactical ETF

SPDR DoubleLine Short Duration Total Return Tactical ETF

SPDR DoubleLine Emerging Markets Fixed Income ETF

SPDR SSGA US Sector Rotation ETF

SPDR SSGA Fixed Income Sector Rotation ETF

SPDR Nuveen Municipal Bond ETF

SPDR Loomis Sayles Opportunistic Bond ETF

SPDR Blackstone High Income ETF

SPDR Nuveen Municipal Bond ESG ETF

Dated: April 4, 2022